EXHIBIT (H)(vii)
DRIEHAUS MUTUAL FUNDS
FAIR VALUE SERVICES AMENDMENT
TO
ADMINISTRATION AND ACCCOUNTING SERVICES AGREEMENT
     This Fair Value Services Amendment (the “Amendment”) is made as of the 12th day of September, 2005, by and between, Driehaus Mutual Funds (the “Company”) and PFPC Inc. (“PFPC”).
BACKGROUND:
A.	Each of the Company and PFPC are parties to an Administration and Accounting Services Agreement dated as of September 25, 1996, as amended to date (the “Agreement”).
B.	The Company desires that the fair value procedures described in this Amendment apply to each of the Company’s Funds identified on Schedule A hereto (individually, an “International Fund,” and collectively, the “International Funds”).
C.	The Company desires that, in accordance with Schedule B hereto, PFPC use the fair value prices that are provided by a third-party pricing vendor selected by Company (“Pricing Vendor”) in connection with certain foreign equity securities, and subject to the terms of this Amendment, PFPC is willing to receive and use such fair value prices from the Pricing Vendor.
D.	The Company and PFPC desire to amend the Agreement to accommodate the foregoing.
E.	This Background section and all of the Schedules to this Amendment are hereby incorporated by reference in and made a part of this Amendment.
TERMS:
The parties hereby agree that:
1.	PFPC has entered into an agreement with the Pricing Vendor, currently FT Interactive Data, for the Pricing Vendor to provide fair value prices to PFPC for the relevant foreign equity securities that have the confidence level identified by the Company (“Fair Value Prices”). The Company will notify PFPC in writing if it desires to select a different Pricing Vendor, and the parties will work together to determine, as between the parties hereto, the terms and fees under which a different Pricing Vendor would be acceptable to all of the parties.

Notwithstanding anything to the contrary herein, PFPC shall not be obligated to perform the services set forth in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between PFPC and the Pricing Vendor for the provision of Fair Value Prices is then-currently in effect.

2.	Unless the Company directs PFPC otherwise by Written Instructions, the Company hereby authorizes and instructs PFPC to: (a) under the circumstances set forth on Schedule B, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PFPC) for each of the International Funds and (b) under the circumstances set forth on Schedule B, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, etc.) for the International Funds. PFPC agrees to perform the foregoing services and provide reports to the Company as specified in Schedule B. The Company shall provide PFPC with at least ten (10) business day’s written notice of any change to Schedule A. For clarification, a Fund shall not be considered an International Fund, and PFPC shall have no responsibility under this Amendment with respect to any such Fund that is not enumerated on the then-current Schedule A.

3.	The Company understands and agrees that PFPC will not be able to employ its standard review process to the Fair Value Prices and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives except for PFPC’s duties that are set forth in Schedule B. Except for PFPC’s duties that are set forth in Schedule B, the Company hereby assumes all responsibility for verifying the accuracy and reasonableness of the Fair Value Prices and the appropriateness of the International Funds’ use of Fair Value Prices, regardless of any efforts of PFPC in this respect. The Company hereby represents and warrants that the Board of Trustees of the relevant International Funds has evaluated and approved the use of the Pricing Vendor’s Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the security valuation procedures and policies adopted by the Board of Trustees and (b) the registration statement(s) of the International Funds. The Company acknowledges that security-specific fair value determinations must be made by the Company’s Pricing Committee of the respective International Funds, and are not made by PFPC.

4.	The Company shall not use or permit the use of Fair Value Prices for the benefit of any Fund or other investment vehicle not identified by the then-current Schedule A to this Amendment.

5.	A party may terminate this Amendment on ten (10) day’s written notice to the other party.

6.	As compensation for services rendered by PFPC during the term of this Amendment, the Company will pay to PFPC a fee or fees as may be agreed to in writing by the Company and PFPC. In addition, the Company shall be responsible to reimburse PFPC for the expenses corresponding to the Vendor’s provision of the Fair Value Prices to PFPC for the International Funds.

7.	Miscellaneous.
(a)	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(c)	The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.
DRIEHAUS MUTUAL FUNDS

By:	/s/ Michelle L. Cahoon
Name: Michelle L. Cahoon
Title: Treasurer
PFPC INC.

By:	/s/ Neal J. Andrews
Neal J. Andrews
Senior Vice President

Schedule A
     This Schedule A is dated as of September 12, 2005 and relates to that Fair Value Services Amendment made as of the 12th day of September, 2005, by and between, Driehaus Mutual Funds and PFPC Inc. This Schedule A shall supersede all previous forms of this Schedule A.
International Funds
• Driehaus International Discovery Fund
• Driehaus Emerging Markets Growth Fund
[The remainder of this Schedule has been intentionally left blank]

Schedule B
DRIEHAUS MUTUAL FUNDS
FOREIGN EQUITY FAIR VALUE PROCEDURES
Section 1. PRICING PROCEDURES
PFPC will calculate the percentage change in the S&P 500 Index from the open of the New York Stock Exchange (normally, 9:30 a.m. Eastern time) to the close of the NYSE (normally, 4:00 p.m. Eastern time) (the “Index Change”).
PFPC will also calculate whether the Index Change is equal to or greater than +/-1.00% (in absolute value without rounding) (the “Trigger”). The Company may change the level of the Trigger by providing PFPC with at least ten (10) business day’s written notice.
The Company has instructed or will instruct the Pricing Vendor to provide Fair Value Prices that have met the confidence levels established by the Company (currently, 75% or greater) to PFPC each business day prior to the cut-off time (discussed in Section 3 below). When the Trigger has been met and Fair Value Prices timely received, PFPC shall use Fair Value Prices in all relevant calculations. In addition, if the Trigger has been met and Fair Value Prices timely received, PFPC will also calculate whether the percentage change from that day’s price for such security versus the Fair Valued Price exceeds the established threshold (currently, one penny per share). If percentage change exceeds the threshold, PFPC will promptly inform the Company.
Section 2. FOREIGN MARKET HOLIDAYS
The following pricing procedures will be utilized if a foreign market is closed due to holiday:
1.	If the provisions of Section 1 are met, a current day fair value price will be utilized.

2.	If the provisions of Section 1 are not met, the price utilized will be the same as the most recent valuation. (Note: The most recent valuation could be a fair value price, as determined by these procedures, or a market price, depending on whether the provisions of Section 1 were met on the most recent trading day of the foreign exchange.)
Section 3. FAIR VALUATION CUTOFF
In the event that PFPC does not receive fair value prices from the Pricing Vendor by 4:45 p.m. Eastern time, the prices of foreign equity securities will be determined in accordance with the Company’s current security valuation procedures adopted by the Board of Trustees (excluding methodologies that contemplate fair value prices from a pricing vendor). The cutoff time applies only to the fair valuation of foreign equity securities as outlined in this Schedule, not to any other fair valuation determinations made in accordance with the Company’s security valuation procedures adopted by the Board of Trustees.
Section 4. QUARTERLY REPORTING
To be provided by Pricing Vendor directly to Company.